Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2012

BEVERLY, Mass. — August 2, 2012—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the quarter ended June 30, 2012. The Company reported second quarter revenue of $59.1 million, compared to $55.0 million for the first quarter of 2012. Net loss for the quarter was $471 thousand, or $0.00 per diluted share, which includes a $153 thousand or $0.00 per share restructuring charge. This compares to a net loss for the first quarter of 2012 of $10.0 million, or $0.09 per share, which includes a $2.9 million, or $0.03 per share restructuring charge. Cash and cash equivalents were $33.8 million at June 30, 2012.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Despite an industry slowdown during the quarter, we were able to deliver breakeven profitability with a slight miss in revenue guidance.  We have taken further steps to reduce our expenses and lower our quarterly breakeven revenue, while continuing to invest in future growth.”

Second Quarter 2012 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the second quarter of 2012.  An audio webcast will be available on the Investor page of Axcelis’ website at www.axcelis.com, or by dialing 1.888.713.4211 (1.617.213.4864 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 90932672. A replay of the webcast will be available for 30 days following the conference call.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The Company’s Internet address is: www.axcelis.com.

Company Contacts

Financial Community:

Jay Zager
978.787.9408

Editorial/Media Community:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue
Product	$51,465	$84,334	$99,003	$170,937
Services	7,649	9,046	15,117	15,613
Total revenue	59,114	93,380	114,120	186,550
Cost of revenue
Product	30,599	52,905	59,883	109,778
Services	5,727	6,337	10,913	11,553
Total cost of revenue	36,326	59,242	70,796	121,331

Gross profit	22,788	34,138	43,324	65,219

Operating expenses
Research and development	10,478	11,829	22,147	23,647
Sales and marketing	6,231	7,675	12,814	15,494
General and administrative	6,488	8,416	14,287	17,471
Restructuring charges	153	—	3,034	—
Total operating expense	23,350	27,920	52,282	56,612

Income (loss) from operations	(562)	6,218	(8,958)	8,607

Other income (expense)
Interest income	9	11	18	17
Other-net	551	(1,158)	(373)	(1,608)
Total other income (expense)	560	(1,147)	(355)	(1,591)

Income (loss) before income taxes	(2)	5,071	(9,313)	7,016

Income taxes	469	844	1,186	977

Net income (loss)	$(471)	$4,227	$(10,499)	$6,039

Net income (loss) per share
Basic and diluted net income (loss) per share	$(0.00)	$0.04	$(0.10)	$0.06

Shares used in computing basic and diluted net income (loss) per share
Basic weighted average common shares	107,639	106,097	107,353	106,017
Diluted weighted average common shares	107,639	108,911	107,353	109,723

Axcelis Technologies, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$(471)	$4,227	$(10,499)	$6,039
Other comprehensive income:
Foreign currency translation adjustments	(1,469)	1,639	(1,413)	2,964
Comprehensive income (loss)	$(1,940)	$5,866	$(11,912)	$9,003

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$33,797	$46,877
Accounts receivable, net	34,978	35,071
Inventories, net	126,647	120,023
Prepaid expenses and other current assets	10,203	10,062
Total current assets	205,625	212,033

Property, plant and equipment, net	35,779	37,204
Long-term restricted cash	101	104
Other assets	11,515	19,904
Total assets	$253,020	$269,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,642	$19,551
Accrued compensation	7,916	8,285
Warranty	2,589	3,556
Income taxes	210	495
Deferred revenue	8,398	10,786
Other current liabilities	4,070	4,799
Total current liabilities	40,825	47,472

Long-term deferred revenue	761	1,488
Other long-term liabilities	5,771	5,730
Total liabilities	47,357	54,690

Stockholders’ equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	502,351	499,332
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(298,942)	(288,443)
Accumulated other comprehensive income	3,364	4,777
Total stockholders’ equity	205,663	214,555
Total liabilities and stockholders’ equity	$253,020	$269,245

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	Jun 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(10,499)	$6,039
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	3,625	4,009
Deferred taxes	995	16
Stock-based compensation expense	2,010	2,124
Provision for excess inventory	406	536
Changes in operating assets and liabilities:
Accounts receivable	16	571
Inventories	(7,213)	(13,894)
Prepaid expenses and other current assets	(808)	4,442
Accounts payable and other current liabilities	(3,928)	(3,618)
Deferred revenue	(3,109)	(2,989)
Income taxes	(286)	629
Other assets and liabilities	6,226	(5,920)
Net cash used for operating activities	(12,565)	(8,055)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(385)	(1,231)
(Increase) decrease in restricted cash	3	(9)
Net cash used for investing activities	(382)	(1,240)
Cash flows from financing activities:
Financing fees and other expenses	—	(194)
Proceeds from the exercise of stock options	847	239
Proceeds from Employee Stock Purchase Plan	179	275
Net cash provided by financing activities	1,026	320
Effect of exchange rate changes on cash	(1,159)	1,089
Net decrease in cash and cash equivalents	(13,080)	(7,886)
Cash and cash equivalents at beginning of period	46,877	45,743
Cash and cash equivalents at end of period	$33,797	$37,857